Exhibit 23.8

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Proxy Statement/Prospectus of Neighborhood Intelligence, Inc. for the registration of common stock and to the incorporation by reference therein of our report dated June 27, 2025 with respect to the consolidated financial statements of The Container Store Group, Inc. included in Neighborhood Intelligence, Inc.’s Current Report on Form 8-K/A dated July 27, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Dallas, Texas
August 17, 2026